Exhibit 10(b)

James H. Dennedy	Agilysys, Inc.
President & Chief Executive Officer	28925 Fountain Parkway
Solon, OH 44139
Tel 440 519 8687
Fax 440 519 8643
www.agilysys.com

September 16, 2011

Mr. Kyle Badger

156 Kenilworth Avenue

Glen Ellyn, Illinois 60137

Dear Kyle:

We are pleased to extend an offer of employment for the position of Senior Vice President and Assistant General Counsel with Agilysys, Inc. You will be working in the Alpharetta, Georgia facility, reporting directly to me.

As a member of the senior management team, you will be eligible for the following compensation and benefits:

•	Starting annual base salary of $240,000.

•	Annual target FY12 incentive of $120,000, paid annually upon the filing of the Agilysys Form 10-K. The terms of your annual incentive are attached as Exhibit A.

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A long-term incentive award equal to 50% of your annual base salary, awarded half in Stock Settled Stock Appreciation Rights and half in shares of Restricted Stock on your date of hire, based on the market value of Agilysys shares for Restricted Stock and on a Black Scholes value for SSARs (assuming a $9 stock price, this value is $5.66 per share). Each award will vest in one third increments beginning March 31, 2012. The forms of these grant agreements are attached as Exhibit B.

•	The forms of these grant agreements are attached as Exhibit B.

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Full participation in the Agilysys, Inc. health, life insurance, paid time off (PTO), 401(K) and profit sharing plans. In addition, you will be eligible to receive an Executive Life Insurance Policy, equal to two times your targeted base salary and annual incentive.

•	20 PTO days (not inclusive of designated holidays) for each full calendar year of employment.

•	The relocation assistance package that is summarized on attached Exhibit C.

Mr. Kyle Badger

September 16, 2011

•	Severance and change of control benefits as outlined in your Employment Agreement, which is attached as Exhibit D and will replace any severance pursuant to Agilysys’ severance policies.

•	An award of 3,000 shares of restricted stock made on your date of hire, vesting at the rate of 20% on March 31, 2012 and 40% each on March 31, 2013 and 2014.

This offer requires that you sign an Insider Trading Policy, Non-Disclosure Agreement and Business Ethics Policy. You must also complete the Employment Application enclosed with this employment package. This offer of employment with Agilysys, Inc. is also contingent upon Agilysys’ receipt of negative drug screen results, to which you must consent (forms enclosed). Also, Agilysys participates in the E-Verify Internet based system operated by the Department of Homeland Security (DHS) in partnership with the Social Security Administration (SSA) to electronically determine employment eligibility of new hires and validity of Social Security Numbers. You will be required to complete a Form I-9 and furnish proof of your identity and eligibility to be employed in the United States.

Please follow the instruction sheet in this employment package to ensure the steps for your on-boarding are completed in a timely manner. All new employees are required to enroll to have pay deposited directly into accounts of their choice. All pay stubs are electronic and available to view or print via the Agilysys intranet.

We look forward to having you join the Agilysys management team. Please confirm your acceptance of this offer no later than Friday, September 23, 2011. f you have any further questions, please don’t hesitate to contact me at 440.519.8687 or Kathleen Weigand at 440.519.8634.

Sincerely,

Jim Dennedy
President and Chief Executive Officer

Enclosure: Agilysys Employment Documents and CD

This offer letter and the information contained herein do not in any way constitute, and should not be construed, as a contract of employment between the employer and the employee or a promise of employment for any specified length of time. No employee of the company is authorized to offer any agreement, oral or written, for employment for any specified period of time or to make any agreement contrary to the company’s policies.

EMPLOYMENT AGREEMENT

Kyle Badger, as Senior Vice President and Assistant General Counsel, you are a valuable Agilysys employee, and we expect you to make a significant contribution to Agilysys’ success. As a result, Agilysys, Inc. (“Agilysys”) wishes to employ you during the following years under the terms of this Agreement.

1. Employment Period. You will be employed by Agilysys for the period beginning on October 31, 2011, and ending with the Termination Date as defined in Paragraph 5, below (the “Employment Period”).

2. Position. You shall initially be employed in the position set forth above, with the duties and responsibilities customarily associated with that position. From time to time, Agilysys may determine that it is in Agilysys’ best interest to add to, subtract from, or otherwise change your duties and responsibilities, or change or eliminate your title.

3. Best Efforts. You shall devote all of your business time and attention to your duties as an employee of Agilysys. You shall use your best efforts, energies, and skills to advance the business of Agilysys, to further and improve its relations with suppliers, customers and others, and to keep available to Agilysys the services of its employees. You shall perform your duties in compliance with all laws and Agilysys’ published policies, including ethical standards set forth in the Code of Business Conduct.

4. Compensation. Your compensation will be pursuant to Agilysys’ standard programs in effect from time to time. Agilysys reserves the right, however, in its sole discretion, to impose salary reduction, and/or other cost reduction programs, which may reduce your targeted cash compensation (provided that any such program is not discriminatory and treats you the same as other Agilysys employees holding similar positions). You shall be eligible to participate in any and all employee benefit plans made available from time to time to Agilysys employees generally.

5. Termination. Your employment may be terminated for Cause by Agilysys, voluntarily by you, or without Cause by Agilysys. The last date of your employment as a result of termination for any of these reasons is the “Termination Date.”

A. Termination for Cause and Voluntary Termination. If your employment terminates for any of the following reasons: (a) your death, disability, or legal incompetence; (b) the issuance by Agilysys of a notice terminating your employment “for Cause” (which, for these purposes, means: (i) breach of any term of this Agreement or any other duty to Agilysys; (ii) dishonesty, fraud, or failure to abide by the published ethical standards, conflict of interest, or other policies of Agilysys; (iii) your conviction for any felony crime, or for any other crime involving misappropriation of money or other property of Agilysys; (iv) misconduct, malfeasance or insubordination; or (v) gross failure to perform under this Agreement (not including simply a failure to attain quantitative targets); or (c) you voluntarily resign your employment, then your salary will end on the Termination Date.

B. Termination Without Cause. If your employment is terminated by Agilysys for any reason other than those identified in Paragraph 5.A., above, upon signing a release, you will be paid a severance (“Severance Payments”) equal to one (1) year regular base and target annual incentive salary (if applicable), which will be at the rate applicable to you at the time your employment terminates and will be paid during regular pay intervals during the one (1) year period (“Severance Period”). In case of termination without Cause, you will be eligible to continue to participate in applicable medical and dental coverage program(s) available to Agilysys employees for the duration of the Severance Period. You will not otherwise be eligible for severance under any Agilysys severance plan.

C. Position. If (i) Agilysys changes your position such that your responsibilities or compensation are substantially lessened, or (ii) if you are not promoted to Senior Vice President and General Counsel by March 31, 2012 for any reason other than for Cause as defined in this Agreement (referred to as a “Change of Position”), then you may, within 30 days of such Change of Position, give Agilysys written notice that you are terminating your employment for this reason. Such termination for Change of Position will be deemed a termination by Agilysys without Cause for purposes of this Agreement and you shall be entitled to the Severance Payments described in Paragraph 5.B., above.

D. Change of Control. If there is a change of control of Agilysys, as defined by Section 409(A) of the Internal Revenue Code within the first two years of your employment with Agilysys, and within the same two-year period your employment with Agilysys or its successor is terminated without cause, then you will be paid a severance equal to two (2) years regular base and target annual incentive salary (if applicable), which will be at the rate applicable to you at the time your employment terminates and will be paid during regular pay intervals during the two (2) year period, provided that all such payments shall be made in accordance with the then effective rules and regulations under Section 409(A) of the Internal Revenue Code if different from the payout described in this Paragraph 5.D. You will not otherwise be eligible for severance under any Agilysys severance plan or any other provision of this Agreement.

6. Confidential Information. During the course of your employment, you have learned, and will learn, various proprietary or confidential information of Agilysys and/or its related and affiliated companies (including the identity of customers and employees; vendor information; marketing information and strategies; sales training techniques and programs; product development and design; acquisition and divestiture opportunities and discussions; and data processing and management information systems, programs, and practices). You shall use such information only in connection with the performance of your duties to Agilysys and agree not to copy, disclose, or otherwise use such information or contest its confidential or proprietary nature. You agree to return any and all written documents containing such information to Agilysys upon termination of your employment.

7. Restrictive Covenants.

A. No Hiring. During the Employment Period and for 12 months thereafter, you agree not to employ or retain, have any other person or firm employ or retain, or otherwise participate in the employment or retention of any person who was an employee or consultant of Agilysys at any time during the 12 months preceding the end of the Employment Period.

B. Non-Competition. In the event that (i) Agilysys terminates your employment for Cause or (ii) you voluntarily terminate your employment with Agilysys for any reason other than Change of Position, you agree that for a period of 12 months after such termination you will not be employed by, own, manage, operate, or control, or participate, directly or indirectly, in the ownership, management, operation, or control of, or be connected with (whether as a director, officer, employee, partner, consultant, or otherwise), any business which competes with the business of Agilysys, including but not limited to the sale of information technology products and services, enterprise computer systems, and related consulting, integration, maintenance and professional services (the “Non-compete Obligation.”)

C. In the event that (i) Agilysys terminates your employment for any reason other than for Cause or (ii) you terminate your employment for reasons of Change of Position, then the above Non-Compete Obligation will not apply to you, unless Agilysys, at its option, elects to extend the Non-Compete Obligation to you for up to a twelve-month period (“Non-Competition Period”), in which case Agilysys will pay your regular base and target incentive salary (if applicable), in accordance with regular payroll practices (the “Non-Competition Payments”), during the Non-Compete Period.

Any Non-Competition Payments made to you will be in lieu of Severance Payments. To the extent the Non-Competition Period is shorter than the Severance Period applicable to you, if any, Severance Payments, if applicable to you, will be made to you for the duration of the remainder of the Severance Period after the end of the Non-Competition Period. All decisions as to (i) whether to extend to you the Non-Compete Obligation (and therefore, whether to make Non-Competition Payments to you); and (ii) the duration of any such Non-Compete Period, shall be within the sole discretion of Agilysys, and will be communicated to you at the time of termination. The Non-Competition Payments described in this subparagraph C. apply only to termination of your employment by Agilysys for reasons other than for Cause, or if you terminate your employment for reasons of Change of Position.

It is understood and acknowledged that any Non-compete Obligation arising under Paragraph 7 shall be in addition to any other obligations on your part under this Agreement, including but not limited to the confidentiality and no-hiring provisions of Paragraphs 6 and 7.A., above.

8. Assignment of Inventions. Agilysys by law is entitled to all rights, ideas, inventions and works of authorship relating to its business that are made by its employees during the scope of their work, whether or not conceived during regular business hours, for Agilysys when using Agilysys resources. You agree to promptly and fully disclose to Agilysys all ideas, inventions, discoveries, creations, designs, methods, and other technology and rights (and any related improvements or modifications thereof), whether or not protectable under any form of legal protection afforded to intellectual property (collectively, “Innovations”), relating to any activities or proposed activities of Agilysys and its affiliates and subsidiaries, conceived or developed by you (alone or jointly with others) during your employment, whether or not conceived during regular business hours. Such Innovations shall be the sole property of Agilysys. To the extent possible, such Innovations shall be considered a Work Made for Hire under the U.S. Copyright Act. To the extent the Innovations may not be considered such a Work Made for Hire, you agree to automatically assign to Agilysys, at the time of creation of such Innovations, any right, title, or interest that you may have in such Innovations. You further agree that you will execute such written instruments, and perform any other tasks as may be necessary in the opinion of Agilysys to obtain a patent, register a copyright, or otherwise protect or enforce Agilysys’ rights in such Innovations.

9. Specific Performance and Injunctive Relief. You acknowledge that Agilysys will be irreparably damaged if the provisions of this Agreement are not specifically enforced, that monetary damages will not provide an adequate remedy to Agilysys, and that Agilysys is entitled to an injunction (preliminary, temporary, or final) restraining any violation of this Agreement (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies are not exclusive and shall be in addition to any other remedy which Agilysys may have.

10. Severability and Reformation. The provisions of Paragraphs 6 through 10 of this Agreement constitute independent and separable covenants which shall survive termination or expiration of the Employment Period. Any paragraph, phrase, or other provision of this Agreement that is determined by a court of competent jurisdiction to be overly broad in scope, duration, or area of applicability or in conflict with any applicable statute or rule shall be deemed, if possible, to be omitted from this Agreement. The invalidity of any portion hereof shall not affect the validity of the remaining portions.

11. Assignment.

(a) This Agreement is personal to you, and cannot be assigned by you to any other party.

(b) This Agreement shall inure to the benefit of, and be binding upon and enforceable by Agilysys, and by its successors and assigns. This Agreement may be assigned by Agilysys, without your consent, to a third party (“Assignee”) in connection with the sale or transfer of all or substantially all of Agilysys’ business, or any division or unit thereof, whether by way of sale of stock, sale of assets, merger or other transaction. Such assignment by Agilysys will not constitute nor be deemed a termination of your employment by Agilysys, and will not give rise to any rights under Paragraph 5 of this Agreement. After such assignment, any further rights which you have under this Agreement will be the responsibility of the Assignee.

12. General. This Agreement constitutes our full understanding relating to your employment with Agilysys, and replaces and supersedes any and all agreements, contracts, representations or understandings with respect to your employment (collectively, “Prior Agreements”). This Agreement is governed by and is to be construed and enforced in accordance with the internal laws of the State of Ohio, without giving effect to principles of conflicts of law. In the event of a conflict between the terms hereof and the provisions of Agilysys’ Employee Handbook or its Policies and Procedures, the terms hereof shall control; otherwise, the provisions of the Employee Handbook shall remain applicable to your employment relationship. This Agreement may not be superseded, amended, or modified except in a writing signed by both parties.

In witness whereof the parties have executed this Agreement this 12th day of October, 2011.

AGILYSYS, INC.

By: Jim Dennedy
President and Chief Executive Officer

By: Kyle Badger

Relocation Assistance

Agilysys will pay the following out-of-pocket expenses, supported by third-party receipts, in connection with your relocation:

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The out-of-pocket costs incurred in connection with the moving of your primary residence, including the shipment of household goods, packing and limited unpacking by carrier, insurance coverage for household goods on an actual cash value basis, shipment of one automobile, and travel expenses to the new residence.

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Reimbursement of up to $3,500/mo of your out-of-pocket costs incurred prior to June 30, 2012 for airfare to commute between Chicago and your work location, including temporary lodging and car allowance, not to exceed $24,500.00, including a tax gross-up on these expenses.

•	Reimbursement for up to two pre-move house hunting trips with your spouse, not to exceed in the aggregate 7 days and 6 nights.

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Reimbursement of reasonable travel expenses to the new location for you and your family on the final trip, which includes driving one car at current Company mileage reimbursement and meals while en route.

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Closing costs incurred on the sale of your current residence (including real estate commissions) and closing costs on the purchase of a new home in Alpharetta, including a tax gross-up on these closing costs.

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All travel expenses shall be reimbursed only in accordance with Agilysys policies on How to Expense Meals and Snacks HR-17-07, Agilysys Travel Policy HR-17-01, and How to Make Airline/Hotel Reservations and Rent a Car HR-17-03, which are attached.

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In consideration of Agilysys’ direct payment and/or reimbursement of expenses associated with the relocation, you agree that if you voluntarily terminate your employment (or if you are involuntarily terminated for cause) within twenty-four (24) months of your relocation, you must repay all direct payments and/or reimbursement.